August 4, 2010

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: LIANDI CLEAN TECHNOLOGY INC.
File Ref. No.: 333-165755

We have read the statements made by LianDi Clean Technology Inc. (the “Company”) which were provided to us and which we understand will be filed with the Commission pursuant to Item 304 of Regulation S-K, as part of the Company’s Registration Statement on Amendment No. 4 to Form S-1 to be filed on or about August 4, 2010, regarding the change in China LianDi Clean Technology Engineering Ltd.’s accountant and agree with such statements as they pertain to our firm. We have no basis to agree or disagree with other statements of the Company contained therein.

Very truly yours,

/s/ AGCA CPA Limited